Filed Pursuant to Rule 424(b)(5)
Registration No. 333-254699

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION,

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 18, 2022

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 25, 2021)

$

CHURCH & DWIGHT CO., INC.

    % Senior Notes due

We are offering $                 aggregate principal amount of our Senior Notes due                  (the “Notes”). The Notes will bear interest at a rate of     % per year. The Notes will mature on                 ,                 . The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

We may redeem some or all of the Notes at any time or from time to time at the redemption prices described under “Description of the Notes—Optional Redemption.” If a Change of Control Triggering Event (as defined herein) occurs, unless we have previously exercised or, contemporaneously with a Change of Control Triggering Event, exercise our option to redeem the Notes, we will be required to offer to repurchase the Notes as described under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

The Notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured debt outstanding from time to time.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 for a discussion of certain risks that you should consider in connection with an investment in the Notes.

	Per Note		Total
Public offering price (1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us (1)		%	$

(1)	Plus accrued interest, if any, from , 2022 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes to purchasers through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank SA/NV, on or about                , 2022, against payment in immediately available funds.

Joint Book-Running Managers

BofA Securities	BMO Capital Markets	HSBC	Wells Fargo Securities

The date of this prospectus supplement is                , 2022

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate only as of the date on the cover page of such document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Unless otherwise specified or the context otherwise requires, all references in this prospectus supplement to “Church & Dwight,” “we,” “us,” “our” and “Company” refer to Church & Dwight Co., Inc. and its consolidated subsidiaries. If we use but do not define a capitalized term in this prospectus supplement, it is defined in the accompanying prospectus.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering. The second part, the accompanying prospectus dated March 25, 2021, gives more general information about securities we offer from time to time, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare and distribute. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If you receive any other information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we prepare and distribute is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the underwriters are not, offering to sell these securities and are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain estimates, predictions and other “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are all statements, other than statements of historical fact, that may be made by us from time to time. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “continues,” “will,” “should,” “could,” “would” and other similar expressions or expressions of the negative of these terms.

Forward-looking statements are based upon certain underlying assumptions, including any assumptions mentioned with the specific statements, as of the date such statements were made. Such assumptions are in turn based upon internal estimates and analyses of market conditions and trends, management plans and strategies, economic conditions and other factors. Forward-looking statements and the assumptions underlying them are necessarily subject to risks and uncertainties inherent in projecting future conditions and results. We undertake no obligation to publicly update or provide revisions to any forward-looking statement in response to changing circumstances, except as required by law. Forward-looking statements, and the risks and uncertainties related thereto, are further described under the heading “Risk Factors” in this prospectus supplement and under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note on Forward-Looking Information” in our periodic reports filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus supplement, and should be reviewed carefully. Please consider our forward-looking statements in light of those risks.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider when making your investment decision. We urge you to read all of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and accompanying notes, carefully to gain a fuller understanding of our business and the terms of the Notes, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the information under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Church & Dwight Co., Inc.

Our company, founded in 1846, develops, manufactures and markets a broad range of consumer household and personal care products and specialty products focused on animal and food production, chemicals and cleaners. Our consumer products marketing efforts are focused principally on our 14 “power brands.” These well-recognized brand names include ARM & HAMMER® baking soda, cat litter, laundry detergent, carpet deodorizer and other baking soda-based products; TROJAN® condoms, lubricants and vibrators; OXICLEAN® stain removers, cleaning solutions, laundry detergents and bleach alternatives; SPINBRUSH® battery-operated toothbrushes; FIRST RESPONSE® home pregnancy and ovulation test kits; NAIR® depilatories; ORAJEL® oral analgesic; XTRA® laundry detergent; L’IL CRITTERS® and VITAFUSION® gummy dietary supplements for children and adults, respectively; BATISTE® dry shampoo; WATERPIK® water flossers and showerheads, FLAWLESS® products, ZICAM® cold remedy products and THERABREATH® oral care products. We sell our consumer products under a variety of brands through a broad distribution platform that includes supermarkets, mass merchandisers, wholesale clubs, drugstores, convenience stores, home stores, dollar and other discount stores, pet and other specialty stores and websites and other e-commerce channels, all of which sell our products to consumers. We sell our specialty products to industrial customers, livestock producers and through distributors.

We have our principal executive offices at 500 Charles Ewing Boulevard, Ewing, New Jersey 08628. Our telephone number is (609) 806-1200.

We maintain a web site at http://www.churchdwight.com. The information on and contents of our web site do not constitute a part of, and are not incorporated by reference in, this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms and conditions of the Notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the Notes, please refer to the section in this prospectus supplement entitled “Description of the Notes” and the section in the accompanying prospectus entitled “Description of Debt Securities.” Unless otherwise specified or the context otherwise requires, all references in this “Prospective Supplement Summary—The Offering” section to “we,” “us” and “our” refer to Church & Dwight Co., Inc. and not its subsidiaries.

Issuer:	Church & Dwight Co., Inc.

Securities Offered:	$ principal amount of Senior Notes due .

Maturity:	The Notes will mature on , .

Interest Rate:	The Notes will bear interest at a rate of % per annum. Interest on the Notes will accrue from , 2022, and will be payable on and of each year, beginning on , 2022.

Ranking:	The Notes will be our senior unsecured obligations and will rank equal in right of payment to our other senior unsecured debt from time to time outstanding. The Notes will be effectively subordinated to any secured debt we incur to the extent of the collateral securing such indebtedness, and will be structurally subordinated to all future and existing indebtedness and other liabilities of our subsidiaries.

As of March 31, 2022, on a pro forma basis after giving effect to the issuance of the Notes and application of the net proceeds therefrom as described under “Use of Proceeds,” we had no secured indebtedness outstanding; and $ billion of senior unsecured indebtedness outstanding.

In addition, as of March 31, 2022, our subsidiaries had $3.1 million of indebtedness outstanding (other than intercompany indebtedness).

Use of Proceeds:	We intend to use the net proceeds of this offering and available cash to repay at maturity all of our $300,000,000 of outstanding 2.45% Senior Notes due August 1, 2022 (the “August 2022 Notes”) and our $400,000,000 of outstanding 2.875% Senior Notes due October 1, 2022 (the “October 2022 Notes”). See “Use of Proceeds.”

Optional Redemption:	Prior to ( months prior to their maturity date) (the “Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (	a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined under “Description of the Notes—Optional Redemption”) plus                basis points less (b) interest accrued to the redemption date, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On and after the Par Call Date, we may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Repurchase at the Option of Holders Upon Change of Control Triggering Event:	Upon a Change of Control Triggering Event (as defined in “Description of the Notes—Change of Control Triggering Event”), unless we have previously exercised or, contemporaneously with a Change of Control Triggering Event, exercise our option to redeem the Notes, we will be required to offer to repurchase the Notes at a repurchase price equal to 101% of the principal amount of the Notes repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

Covenants:	The indenture under which the Notes will be issued contains covenants for your benefit. These covenants restrict our ability to:

•	incur liens;

•	engage in sale/leaseback transactions; and

•	merge or consolidate with another entity.

These covenants will be subject to significant exceptions. For a further description of these covenants and the exceptions thereto, see “Description of the Notes—Certain Covenants.”

Issuance of Additional Notes:	We may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional debt securities ranking equally and ratably with, and having the same terms and conditions as, the Notes (other than the original issuance date and, under certain circumstances, the issue price and the initial interest payment date), so that such additional debt securities will be consolidated and form a single series with the Notes, including for purposes of voting and redemptions provided that any such additional debt securities shall be fungible with the Notes for U.S. federal income tax purposes.

Form and Denomination:	We will issue the Notes in the form of one or more fully registered global notes registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking S.A., and Euroclear Bank SA/NV, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement and in the accompanying prospectus, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture. The Notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 above that amount.

Certain U.S. Federal Income Tax Considerations:	See “Certain U.S. Federal Income Tax Considerations.”

Risk Factors:	Investing in the Notes involves risk. See “Risk Factors” in this prospectus supplement and the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding whether to invest in the Notes.

Conflicts of Interest:	Certain of the underwriters or their respective affiliates may be holders of August 2022 Notes and/or October 2022 Notes, which we intend to repay at maturity with the net proceeds of this offering and available cash. Accordingly, such underwriters or their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulation Authority, Inc. (“FINRA Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Governing Law:	The Notes and the indenture will be governed by the laws of the State of New York.

Trustee:	Deutsche Bank Trust Company Americas.

RISK FACTORS

You should carefully consider the risks and uncertainties described below, as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, before deciding whether to invest in the Notes. The risks described therein or set forth below are those that we consider to be the most significant to your decision whether to invest in the Notes. If any of the events described below occurs, the value of your investment in the Notes could decline, and in some cases we may not be able to make payments on the Notes, and this could result in your losing all or part of your investment.

Risks Related to the Offering

The Notes are effectively subordinated to the existing and future liabilities of our subsidiaries and to any secured debt we may incur in the future to the extent of the assets securing such secured debt.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Notes. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Our right to receive any assets of any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us. As of March 31, 2022, our subsidiaries had $3.1 million of indebtedness outstanding (other than intercompany indebtedness).

The Notes are our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured obligations. The Notes are not secured by any of our assets. Claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the Notes with respect to those assets. Subject to certain limitations, the indenture governing the Notes will permit us to incur significant amounts of secured debt. As of March 31, 2022, on a pro forma basis after giving effect to the issuance of the Notes in this offering and the application of net proceeds as described under “Use of Proceeds,” we had (a) no secured indebtedness outstanding; and (b) $                million of senior unsecured indebtedness outstanding.

We may incur significant additional indebtedness.

The Notes and indenture under which the Notes will be issued permit us to incur additional secured debt (subject to certain limitations) and do not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt, including to fund future acquisitions, may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the market value of your Notes and a risk that the credit rating of the Notes is lowered or withdrawn.

We may not have the funds necessary to finance the change of control repurchase offer required by the indenture.

Upon the occurrence of a Change of Control Triggering Event (as defined under “Description of the Notes—Change of Control Triggering Event”), we will be required to make an offer to repurchase all outstanding Notes. We cannot assure you that we will have sufficient funds available to make any required repurchases of the Notes. Any failure to repurchase any tendered Notes in those circumstances would constitute a default under the indenture. A default could result in the declaration of the principal and interest on all the Notes to be immediately due and payable, which could have material adverse consequences for us and the holders of such Notes.

The terms of the indenture and the Notes provide only limited protection against significant corporate events that could adversely impact your investment in the Notes.

While the indenture and the Notes contain terms intended to provide protection to holders of Notes upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, such terms are limited and may not be sufficient to protect your investment in the Notes.

The definition of the term “Change of Control Triggering Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your Notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the Notes (including by triggering a downgrade in our corporate or debt ratings) but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your Notes prior to their maturity.

Furthermore, the indenture that governs the Notes will not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit the ability of our unrestricted subsidiaries to service debt;

•	restrict our ability to repurchase or prepay any other of our securities or other debt;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes; or

•	limit our ability to sell, merge or consolidate any of our unrestricted subsidiaries.

We may issue additional Notes.

Under the terms of the indenture that will govern the Notes, we may from time to time without notice to, or the consent of, the holders of the Notes, create and issue additional debt securities ranking equally and ratably with, and having the same terms and conditions as, the Notes (other than the original issuance date and, under certain circumstances, the issue price and the initial interest payment date), so that such additional debt securities will be consolidated and form a single series with the Notes, including for purposes of voting and redemptions, provided that any such additional debt securities shall be fungible with the Notes for U.S. federal income tax purposes.

Redemption may adversely affect your return on the Notes.

The Notes are redeemable at our option, and therefore we may choose to redeem all or part of the Notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your Notes being redeemed.

Our credit ratings may not reflect all risks of your investment in the Notes and our credit ratings may change.

We expect that the Notes will be rated by at least two nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs.

There may not be a public market for the Notes.

The Notes constitute a new issue of securities with no established trading markets. We do not intend to list the Notes on any securities exchange or to include the Notes in any automated quotation system. The underwriters have advised us that they currently intend to make a market in the Notes after completion of the offering, as permitted by applicable laws and regulations. However, the underwriters have no obligation to do so and they may discontinue any market-making activities at any time without notice. Accordingly, no market for the Notes may develop, and any market that develops may not last. If the Notes are traded, they may trade at a discount from their offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that active trading markets do not develop, you may not be able to resell your Notes at the price you paid or at all.

USE OF PROCEEDS

We expect to receive approximately $                million in net proceeds from this offering, after deducting the underwriting discounts and other offering expenses payable by us. We intend to use the net proceeds of this offering and available cash to repay at maturity all of our $300,000,000 of outstanding August 2022 Notes and $400,000,000 of outstanding October 2022 Notes. Certain of the underwriters and/or their affiliates may be holders of August 2022 Notes and/or October 2022 Notes and, accordingly, may receive a portion of the net proceeds of this offering in connection with the repayment of such notes. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Prior to such uses, we intend to invest the net proceeds of this offering in short-term investments. We are in the process of entering into a new upsized revolving credit facility that is expected to modify and increase the availability of our existing revolving credit facility. Certain of the underwriters or their respective affiliates are lenders under our revolving credit facility and may receive customary fees or expense reimbursements in connection therewith. See “Description of Other Indebtedness.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term debt and capitalization as of March 31, 2022, on an actual basis and as adjusted to give effect to the issuance of the Notes in this offering. You should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2022
	Actual	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$174.4	$

Short-term Debt
Commercial Paper	$99.9		$99.9
Various debt due to international banks	3.1		3.1
Current portion of Long Term Debt	699.7		$699.7

Total short-term debt	$802.7		$802.7

Long-term debt
2.45% Senior notes due August 1, 2022	$300.0		$300.0
2.875% Senior notes due October 1, 2022	400.0		400.0
Term loan due December 22, 2024	400.0		400.0
3.15% Senior notes due August 1, 2027	425.0		425.0
2.3% Senior notes due December 15, 2031	400.0		400.0
3.95% Senior notes due August 1, 2047	400.0		400.0
Senior notes offered hereby:	—

Total long-term debt	2,325.0

Less: Debt issuance costs, net	(14.1)		(14.1)
Less: Current maturities	(699.7)		(699.7)

Net long-term debt	1,611.2

Stockholders' Equity
Preferred Stock-$1.00 par value
Authorized 2,500,000 shares, none issued	—		—
Common Stock-$1.00 par value
Authorized 600,000,000 shares, issued 292,855,100 shares	292.8		292.8
Additional paid-in capital	334.2		334.2
Retained earnings	5,506.7		5,506.7
Accumulated other comprehensive income (loss)	(53.2)		(53.2)
Common stock in treasury, at cost:			—
50,170,441 as of March 31, 2022	(2,677.6)		(2,677.6)

Total Stockholders' Equity	3,402.9		3,402.9

Total capitalization	$5,014.1	$

DESCRIPTION OF OTHER INDEBTEDNESS

Term Loan Facility

On December 22, 2021, we executed a Credit Agreement (the “Term Loan Credit Agreement”) among the Company, each of the lenders from time to time party thereto and Bank of America, N.A. (“Bank of America”), as administrative agent and a lender. The Term Loan Credit Agreement provides for a $400 million Term Loan Facility. The Term Loan Facility was drawn down in full in a single draw on December 22, 2021. Payment of the principal amounts of any loans outstanding under the Term Loan Credit Agreement is due no later than December 22, 2024.

Interest on our borrowings under the Term Loan Credit Agreement will accrue at a per annum rate equal to the sum of (x) either (at our option) (i) the adjusted LIBOR rate (generally, the LIBOR rate for an interest period selected by us) (subject to the implementation of any LIBOR successor rate in the event that LIBOR is unavailable or cannot be determined) or (ii) the Base Rate (generally equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) Bank of America’s “prime rate” and (c) the adjusted LIBOR rate for an interest period of one-month plus 1.00%) plus (y) the applicable margin. The applicable margin is determined based upon our public corporate credit rating and ranges from 0.600% to 1.125% per annum, in the case of any borrowing bearing interest by reference to the adjusted LIBOR rate, and 0% to 0.25%, in the case of any borrowing bearing interest by reference to the Base Rate.

The Term Loan Credit Agreement contains customary affirmative and negative covenants, including restrictions on the following: liens, investments, subsidiary indebtedness, fundamental changes, asset dispositions, changes in the nature of the business, affiliate transactions, burdensome agreements and use of proceeds.

Under the Term Loan Credit Agreement, we are required to maintain our leverage ratio, defined as the ratio of our Consolidated Funded Indebtedness to Consolidated EBITDA (each as defined in the Term Loan Credit Agreement), at a level no greater than 3.75 to 1.00 (or no greater than 4.25 to 1.00 for the twelve (12) month period after we have consummated any Material Acquisition (as defined in the Term Loan Credit Agreement)).

The Term Loan Credit Agreement also contains customary events of default, including failure to make certain payments under the Term Loan Credit Agreement when due, breach of covenants, materially incorrect representations and warranties, default on other material indebtedness, events of bankruptcy, material adverse judgments, certain events relating to pension plans, the failure of any of the loan documents to remain in full force and effect and the occurrence of any change in control with respect to the Company.

Certain parties to the Term Loan Credit Agreement, and affiliates of those parties, provide banking, investment banking and other financial services to us from time to time.

Revolving Credit Facility

On March 29, 2018, we executed a Credit Agreement (as amended by that certain First Amendment to Credit Agreement, dated as of May 1, 2019, among the Company and the lenders party thereto, the “Credit Agreement”) among the Company, the initial lenders named therein, Bank of America, as lead administrative agent, and Wells Fargo Bank, National Association (“Wells Fargo”), as co-administrative agent. The Credit Agreement replaced our prior $1.0 billion unsecured revolving credit facility and provides for a $1.0 billion unsecured revolving credit facility. We have the ability to increase the size of the facility by up to an additional $600 million, subject to certain conditions, including the receipt of additional commitments from lenders. Unless extended, the Credit Agreement will terminate and all amounts outstanding under the Credit Agreement will be due and payable on March 29, 2024.

Interest on our borrowings under the Credit Agreement will accrue at a per annum rate equal to the sum of (x) either (at our option) (i) the adjusted LIBOR rate (generally, the LIBOR rate for an interest period selected by us and adjusted for statutory reserves) or (ii) the Base Rate (generally equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) Bank of America’s “prime rate” and (c) the adjusted LIBOR rate for an interest period of one-month plus 1.00%), in any case not less than zero, plus (y) the applicable margin. The applicable margin is determined based upon our corporate credit rating and ranges from 0.875% to 1.500% per annum, in the case of any borrowing bearing interest by reference to the adjusted LIBOR rate, and 0% to 0.50%, in the case of any borrowing bearing interest by reference to the Base Rate. In addition, we will bear certain customary fees, including a commitment fee, determined based upon the corporate credit rating of the Company and ranging from 0.070% to 0.175% per annum on the aggregate unused commitments under the Credit Agreement, and additional issuance fees and participation fees in respect of any letters of credit issued under the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including restrictions on the following: liens, investments, subsidiary indebtedness, fundamental changes, asset dispositions, changes in the nature of the business, affiliate transactions, burdensome agreements and use of proceeds.

Under the Credit Agreement, we are required to maintain our leverage ratio, defined as the ratio of our Consolidated Funded Indebtedness (as defined in the Credit Agreement) to EBITDA, at a level no greater than 3.75 to 1.00 (or, to the extent we or any of our Subsidiaries (as defined in the Credit Agreement) have consummated a material acquisition, (i) at a level no greater than 4.25:1.00 for the 12-month period commencing on the date we or any of our Subsidiaries consummate the first material acquisition after the closing date and (ii) at a level no greater than 4.25:1.00 for the 12-month period commencing on the date we or any of our Subsidiaries consummate any additional material acquisition, provided that we have maintained a leverage ratio of 3:75:1.00 or less during each of the immediately preceding four consecutive fiscal quarters before the date of such additional material acquisition).

The Credit Agreement also contains customary events of default, including failure to make certain payments under the Credit Agreement when due, breach of covenants, materially incorrect representations and warranties, default on other material indebtedness, events of bankruptcy, material adverse judgments, certain events relating to pension plans, the failure of any of the loan documents to remain in full force and effect and the occurrence of any change in control with respect to the Company.

Certain parties to the Credit Agreement, and affiliates of those parties, provide banking, investment banking and other financial services to us from time to time.

In April 2022 we began preliminary discussions with Bank of America on a proposed upsized Revolving Credit Facility (the “2022 Revolving Credit Agreement”) among the Company, each of the lenders from time to time party thereto, and Bank of America and Wells Fargo, as co-administrative agent, which we expect to close in May 2022. The 2022 Revolving Credit Agreement is expected to amend, amend and restate, or otherwise modify the Credit Agreement. We expect the terms of the 2022 Revolving Credit Agreement to be substantially similar to the Credit Agreement, with adjustments to certain of the commercial and legal terms to be agreed upon by the parties thereto. Notwithstanding the foregoing, we cannot guarantee that we will enter into the 2022 Revolving Credit Agreement on such timing or terms, or at all.

Senior Notes

As of March 31, 2022, we had an aggregate principal amount of $1,921.5 million of debt securities outstanding, consisting of $300 million of 2.45% senior notes due August 1, 2022, $400 million of 2.875% senior notes due October 1, 2022, $424.8 million of 3.15% senior notes due August 1, 2027, $399.2 million 2.300% senior notes due December 15, 2031 and $397.5 million of 3.95% senior notes due August 1, 2047. We intend to use the net proceeds of this offering to repay at maturity all or a portion of the August 2022 Notes and the October 2022 Notes. The senior notes are our direct, unsecured obligations and are not guaranteed by any of our subsidiaries. The indentures governing these senior notes do not limit the amount of other unsecured debt that may be incurred by us or our subsidiaries. These existing senior notes have substantially the same covenants, change of control provisions and events of default as provided with respect to the Notes as described below in “Description of the Notes.”

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes supplements the description of the general terms and provisions of the “Description of Debt Securities” set forth in the accompanying prospectus. References in this section to the “Company,” “we,” “our,” and “us” refer to Church & Dwight Co., Inc., the issuer of the Notes, and not to its subsidiaries.

General

The Notes will be issued under an indenture (the “base indenture”), to be entered into between us and Deutsche Bank Trust Company Americas, as Trustee, and a supplemental indenture to be entered into between us and the Trustee (together with the base indenture, the “indenture”).

The Notes initially will be limited to $         in aggregate principal amount. The indenture will not limit the amount of debt securities that we may issue under the indenture (subject to certain limitations) and will provide that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue additional debt securities ranking equally and ratably with, and having the same terms and conditions as, the Notes (other than the original issuance date and, under certain circumstances, the issue price and the initial interest payment date) so that such additional debt securities will be consolidated and form a single series with the Notes, including for purposes of voting and redemptions, provided that any such additional debt securities shall be fungible with the Notes for U.S. federal income tax purposes. No such additional debt securities may be issued if an “event of default” (as such term is defined in the accompanying prospectus) has occurred and is continuing with respect to the Notes.

The Notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The Notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-Entry System; Delivery and Form,” the Notes will not be issuable in certificated form.

Interest

The Notes will bear interest at the rate of     % per year. Interest on the Notes will be payable semi-annually on                and                of each year, beginning on                 , 2022, and on the maturity date. We will make each interest payment to the holders of record on the immediately preceding                  or                 , respectively, whether or not a “business day.”

Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the Notes. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If the maturity day or any interest payment date, redemption date or other payment date with respect to the Notes is not a business day, then the relevant payment will be postponed to the next date that is a business day and no additional interest will accrue thereon for the period from and after such interest payment date, maturity date, redemption date or other payment date. For this purpose, “business day” means a weekday that is not a day when banking institutions in the place of payment are authorized or required by law or regulation to be closed.

Ranking

The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured obligations. The Notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct some of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our Notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors. As of March 31, 2022, on a pro forma basis after giving effect to the issuance of the Notes in this offering and the application of the net proceeds therefrom as described under “Use of Proceeds,” we had (a) no secured indebtedness outstanding; and (b) $                million of senior unsecured indebtedness outstanding. In addition, as of March 31, 2022, our subsidiaries had $3.1 million of indebtedness outstanding (other than intercompany indebtedness).

Optional Redemption

Prior to                    (                months prior to their maturity date), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                basis points less (b) interest accrued to the redemption date, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On and after the Par Call Date, we may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“ Treasury Rate” means, with respect to any redemption date, the yield determined in accordance with the following two paragraphs.

The Treasury Rate will be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, we will select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and will interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 will be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 is no longer published, we or our designee will calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable.

If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we will select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, then we will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security will be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

The notice of redemption will state any conditions applicable to a redemption and the principal amount of Notes to be redeemed. If less than all the Notes are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding not previously called, or if the Notes are in global form, the Notes to be redeemed will be selected by DTC in accordance with DTC’s customary procedures. We will provide written notice to the Trustee prior to the close of business two business days prior to the redemption date if any such condition precedent has not been satisfied and the redemption has been rescinded or delayed, and upon receipt the Trustee will provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Sinking Fund

The Notes will not be entitled to any sinking fund.

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless we have previously exercised, or, contemporaneously with the Change of Control Triggering Event, exercise our right to redeem such the Notes as described under “—Optional Redemption,” each holder of Notes will have the right to require us to repurchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of repurchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will send, by first-class mail (or for global Notes, in accordance with applicable DTC procedures), a notice to each holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes repurchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations applicable to the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“ Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating for any reason by each of the Rating Agencies (as defined below) on the 60th day following the occurrence of a Change of Control (which date shall be extended if the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies on such 60th day, such extension to last until the date on which the Rating Agency considering such possible downgrade either (x) rates such Notes below an Investment Grade Rating, or (y) publicly announces that it is no longer considering such Notes for possible downgrade; provided, that no such extension shall occur if any of the Rating Agencies rates the Notes with an Investment Grade Rating that is not subject to review for possible downgrade on such 60th day).

“ Change of Control” means the occurrence of any of the following:

(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to us or one of our subsidiaries;

(2)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

(3)    (e-consolidate with, or merge with or into, any person (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4)    the first day on which a majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5)    the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to be a Change of Control under clause (2) above if (A) we become a direct or indirect, wholly owned subsidiary of a holding company, and (B)(i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction, or (ii) immediately following that transaction, no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; provided that, upon the consummation of any such transaction, “Change of Control” shall thereafter include any Change of Control of any direct or indirect parent of such holding company.

“ Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“ Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)    was a member of such Board of Directors on the date of the issuance of the Notes; or

(2)    was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“ Fitch” means Fitch Ratings, Inc. and its successors.

“ Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in each case, if such Rating Agency ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, the equivalent investment grade credit rating by the replacement agency selected by us in accordance with the procedures described below.

“ Moody’s” means Moody’s Investors Service, Inc. and its successors.

“ Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“ S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“ Voting Stock” means, with respect to any specified “person” as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another “person” may be uncertain.

Under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase the Notes as described above.

Certain Covenants

Limitations on Secured Debt

We will not, and will not permit any Restricted Subsidiary (as defined below) to, incur, issue, assume or guarantee any debt securities, bonds, debentures or other similar evidences of indebtedness for money borrowed (herein called “debt”), secured by a pledge of, or mortgage or other lien on, any Principal Property (as defined below), now owned or hereafter owned by us or any Restricted Subsidiary, or any shares of Capital Stock (as defined below) or debt of any Restricted Subsidiary (herein called “liens”), without effectively providing that the outstanding Notes (together with, if we shall so determine, any of our other debt or debt of any Restricted Subsidiary then existing or thereafter created, which is not subordinate to the Notes) shall be secured equally and ratably with (or prior to) such secured debt so long as such secured debt shall be so secured. The foregoing restrictions do not apply, however, to:

•	liens existing on the date of the indenture;

•

liens for taxes or assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on our or the applicable Restricted Subsidiary’s books in accordance with generally accepted accounting practices;

•

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on our or the applicable Restricted Subsidiary’s books in accordance with generally accepted accounting practices;

•

pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by the Employee Retirement Income Security Act of 1974;

•	liens imposed by law or in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

•

liens to secure the performance of bids, tenders, letters of credit, trade contracts and leases (other than Indebtedness), statutory obligations, surety, customs and appeal bonds, payment performance bonds and other obligations of a like nature incurred in the ordinary course of business;

•

easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person (as defined below);

•

liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against us or any Restricted Subsidiary with respect to which we or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review or liens incurred by us or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which we or such Restricted Subsidiary is a party;

•

liens on any Principal Property acquired (whether by merger, consolidation, purchase, lease or otherwise) by us or any Restricted Subsidiary after the date of the indenture which are created or assumed prior to, contemporaneously with, or within 360 days after, such acquisition;

•

liens on any Principal Property constructed or improved by us or any Restricted Subsidiary after the date of the indenture which are created or assumed prior to, contemporaneously with, or within 360 days after, such construction or improvement, to secure or provide for the payment of all or any part of the cost of such construction or improvement (including related expenditures capitalized for federal income tax purposes in connection therewith) incurred after the date of the indenture;

•

liens on any property, shares of Capital Stock or debt existing at the time of acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including liens on property, shares of capital stock or indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary);

•	liens in favor of, or which secure debt owing to, us or any Restricted Subsidiary; or

•

any extension, renewal or replacement (or successive extensions, renewals or replacements) as a whole or in part, of any lien referred to in the foregoing clauses; provided that in the case of the first, ninth and tenth bullets above (1) such extension, renewal or replacement lien shall be limited to all or a part of the same property, shares of stock or debt that secured the lien extended, renewed or replaced (plus improvements on such property), and (2) the debt secured by such lien at such time is not increased.

Notwithstanding the restrictions described above, we or any Restricted Subsidiary may incur, issue, assume or guarantee debt secured by liens without equally and ratably securing the outstanding Notes, provided that at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any debt which is concurrently being retired, the aggregate amount of all outstanding debt secured by liens which could not have been incurred, issued, assumed or guaranteed by us or a Restricted Subsidiary without equally and ratably securing the outstanding Notes except for the provisions of this paragraph, together with the aggregate amount of Attributable Debt (as defined below) incurred pursuant to the second paragraph under the caption “— Limitations on Sale and Leaseback Transactions” below, does not at such time exceed 15% of our Consolidated Net Tangible Assets (as defined below).

Notwithstanding the foregoing, any lien securing outstanding Notes granted pursuant to this covenant will be automatically and unconditionally released and discharged upon the release by all holders of the debt secured by the lien giving rise to the lien securing the outstanding Notes (including any deemed release upon payment in full of all obligations under such debt) or, with respect to any particular Principal Property or Capital Stock of any particular Restricted Subsidiary securing outstanding Notes, upon any sale, exchange or transfer to any person not an affiliate of ours of such Principal Property or Capital Stock.

Limitations on Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary involving a Principal Property are prohibited unless either (a) we or such Restricted Subsidiary would be entitled, without equally and ratably securing the outstanding Notes, to incur debt secured by a lien on such property, pursuant to the provisions described in the bullet points above under “ — Limitations on Secured Debt”; or (b) we, within 360 days after such transaction, apply an amount not less than the net proceeds of the sale of the Principal Property leased pursuant to such arrangement to (x) the retirement of our Funded Debt (as defined below); provided that the amount to be applied to the retirement of our Funded Debt will be reduced by (1) the principal amount of any outstanding Notes delivered within 360 days after such sale to the Trustee for retirement and cancellation, and (2) the principal amount of Funded Debt, other than outstanding Notes, voluntarily retired by us within 360 days after such sale, or (y) the purchase, construction or development of other property, facilities or equipment used or useful in our or our Restricted Subsidiaries’ business. Notwithstanding the foregoing, no retirement referred to in clause (b) of this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision. This restriction will not apply to a sale and leaseback transaction (1) between us and a Restricted Subsidiary or between Restricted Subsidiaries, or (2) involving the taking back of a lease for a period of less than three years.

Notwithstanding the restrictions described above, we or any Restricted Subsidiary may enter into a sale and leaseback transaction, provided that at the time of such transaction, after giving effect thereto and to the retirement of any Funded Debt which is concurrently being retired, the aggregate amount of all Attributable Debt in respect of sale and leaseback transactions existing at such time (other than sale and leaseback transactions permitted as described in the preceding paragraph), together with the aggregate amount of all outstanding debt incurred pursuant to the second paragraph under the caption “— Limitations on Secured Debt” above, does not at such time exceed 15% of our Consolidated Net Tangible Assets.

Merger and Sale of Assets

We may not, in a single transaction or a series of related transactions:

•	consolidate or merge with or into any other Person or permit any other Person to consolidate or merge with or into us; or

•	transfer, sell, lease or otherwise dispose of all or substantially all of our assets, unless, in either such case:

•

in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, and expressly assumes, by supplemental indenture, all of our obligations under the indenture;

•	immediately after giving effect to the transaction, no default on the Notes exists; and

•	an officer’s certificate and an opinion of counsel concerning certain matters are delivered to the Trustee.

Certain Definitions

As used in this section, the following terms have the meanings set forth below:

“ Attributable Debt ” in respect of any sale and leaseback transaction means, at the date of determination, the present value (discounted at the rate of interest implicit in the terms of the lease as determined in good faith by us) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). “Net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, excluding any amounts required to be paid by such lessee (whether or not designated as rental or additional rental payments) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“ Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“ Consolidated Net Tangible Assets” means, at the date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding (i) any indebtedness for money borrowed having a maturity of less than 12 months from the date of our then most recent consolidated balance sheet publicly available but which by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower, and (ii) current maturities of long-term debt and capital leases), and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on our then most recent consolidated balance sheet publicly available and computed in accordance with generally accepted accounting principles.

“ Funded Debt” means debt which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such debt.

“ Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“ Principal Property” means any plant, office facility, warehouse, distribution center or equipment located within the United States of America (other than its territories or possessions) and owned by us or any of our subsidiaries, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of our Consolidated Net Tangible Assets, except any such property which our board of directors, in its good faith opinion, determines is not of material importance to the business conducted by us and our subsidiaries, taken as a whole, as evidenced by a board resolution.

“ Restricted Subsidiary” means any of our subsidiaries that owns or leases a Principal Property.

Book-Entry System; Delivery and Form

Global Notes

We will issue the Notes in the form of one or more global Notes in definitive, fully registered, book-entry form. The global Notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global Notes through either DTC (in the United States), Clearstream Banking S.A., which we refer to as Clearstream, or Euroclear Bank SA/NV, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

The Depository Trust & Clearing Corporation (“DTCC”) is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries, and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility or assumes any liability for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global Notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global Notes; and

•

ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global Note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global Note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global Note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global Note for all purposes under the indenture and under the Notes. Except as provided below, owners of beneficial interests in a global Note will not be entitled to have Notes represented by that global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global Note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the indenture or a global Note.

Neither we nor the Trustee, nor our or its agents, will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

In connection with any proposed transfer outside the Book-Entry Only system, we or DTC shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation, any cost basis reporting obligations under the U.S. Internal Revenue Code of 1986, as amended (the “Code”) Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Any transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation, any cost basis reporting obligations under Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Payments on the Notes represented by the global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global Note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global Note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

We understand that DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the DTC interests in the global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the Notes, DTC will exchange the global Notes for certificate securities, which it will distribute to its participants.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global Note upon surrender by DTC of the global Note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global Note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by a global Note.

Neither we nor the Trustee, nor our or its agents, will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

Governing Law; Jury Trial Waiver

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

The indenture will provide that we and the Trustee, and each holder of a debt security by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated by the indenture.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from and perform services for the Company as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The indenture will provide that in case an event of default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Deutsche Bank Trust Company Americas will be the Trustee under the indenture.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of Notes by an investor who purchases the Notes in this initial offering. Except where noted, this discussion deals only with Notes held as capital assets (generally, property held for investment) and does not deal with special situations, such as those of dealers in securities or currencies and traders in securities, regulated investment companies, real estate investment trusts, banks or traders and other financial institutions, tax-exempt entities, insurance companies, grantor trusts, U.S. expatriates, personal holding companies, persons who hold the Notes through partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, persons holding Notes as a part of a hedging, integrated, conversion, or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, Non-U.S. Holders (defined below) subject to special tax rules such as “controlled foreign corporations” and “passive foreign investment companies,” persons liable for alternative minimum tax, holders of Notes whose “functional currency” is not the U.S. dollar or persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement. Moreover, the effect of any applicable state, local, or foreign tax laws, the unearned income Medicare contribution tax or any U.S. federal tax law other than income tax (such as estate and gift tax law) is not discussed. The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, which are subject to change or differing interpretations at any time, possibly with retroactive effect, which could affect the U.S. federal income tax considerations summarized below.

This summary constitutes neither tax nor legal advice. It does not address all tax considerations that may be relevant to a prospective investor in the Notes, and persons considering the purchase, ownership or disposition of Notes should consult their own independent tax advisors concerning the U.S. federal income tax consequences in light of their particular situations, as well as any state, local, foreign, estate and gift, alternative minimum tax or other tax consequences.

Effect of Certain Contingencies

We may be required to pay additional amounts in excess of stated interest or principal on the Notes, or to pay amounts prior to the normally scheduled payments date, in certain circumstances, as described above under the headings “Description of the Notes—Optional Redemption” and “Description of the Notes—Offer To Repurchase Upon Change of Control Triggering Event.” We intend to take the position that these possibilities do not result in the Notes being treated as “contingent payment debt instruments.” Our position will be binding on all Holders, except a Holder that discloses its differing position to the Internal Revenue Service (the “IRS”) in the manner required by applicable Treasury regulations. If the Notes are contingent payment debt instruments, cash basis taxpayers would be required to accrue interest on the Notes as if such interest were original issue discount (i.e., prior to receipt), and any gain on the sale of the Notes would be treated as ordinary income (rather than capital gain) and for a Non-U.S. Holder, could be subject to U.S. federal withholding tax. Prospective investors are advised to consult their own independent tax advisors as to the possible treatment of the Notes as contingent payment debt instruments. This summary assumes that the Notes will not be treated as contingent payment debt instruments.

U.S. Holders

As used herein, a “U.S. Holder” means a holder of a Note that is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) that is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a holder of a Note that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes. If a partnership, or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner or a partnership holding our Notes, you should consult your independent tax advisors.

Payments of Interest

It is expected, and this discussion assumes, that either the issue price of the Notes will equal the stated principal amount of the Notes or the Notes will be issued with less than a de minimis amount of original issue discount. Accordingly, a U.S. Holder will be required to report stated interest on its Note at the time it receives the interest or when the interest accrues, depending on the U.S. Holder’s method of accounting for U.S. federal income tax purposes. Interest so paid or accrued on a Note will be treated as ordinary interest income. An accrual method taxpayer is required to include in gross income interest on a Note when earned, even if not paid.

Sale, Exchange, Retirement or Other Taxable Disposition of Notes

Upon the sale, exchange, retirement or other taxable disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other taxable disposition (other than any amounts attributable to accrued stated interest, which will be taxable as such) and the adjusted tax basis of the Note. A U.S. Holder’s tax basis in a Note will, in general, be the U.S. Holder’s cost therefor. Any gain or loss recognized by a U.S. Holder will be capital gain or loss and, if such U.S. Holder has held the Notes for more than one year, long-term capital gain or loss. Long-term capital gains of non-corporate U.S. Holders currently are subject to reduced rates of taxation. The ability to deduct capital losses is subject to limitations.

Non-U.S. Holders

Payments on the Notes

All payments to a Non-U.S. Holder that are attributable to interest generally will be exempt from U.S. federal withholding tax, provided that:

•

such payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, in the case of an applicable tax treaty, are not attributable to the Non-U.S. Holder’s United States “permanent establishment” or “fixed base”);

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our equity interests entitled to vote;

•	the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership within the meaning of the applicable sections of the Code; and

•

prior to the payment, the Non-U.S. Holder certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8BEN, W-8BEN-E or successor form, that it is not a “United States person” for U.S. federal income tax purposes.

The certification described in the last clause above may be provided by (i) a securities clearing organization, (ii) a bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, or (iii) a “qualified intermediary” that has entered into a withholding agreement with the IRS and other conditions are met.

A Non-U.S. Holder who is not exempt from tax under these rules generally will be subject to U.S. federal withholding tax at a gross rate of 30%, unless such Non-U.S. Holder provides a properly executed IRS Form W-8BEN, W-8BEN-E or successor form to the applicable withholding agent claiming an exemption or reduction under an applicable income tax treaty (in which case a Non-U.S. Holder generally will be required to provide a U.S. taxpayer identification number or other foreign identification number).

However, income from payments or accruals of interest that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if provided in an applicable income tax treaty, is attributable to a United States “permanent establishment” or “fixed base” maintained by such Non-U.S. Holder) generally will be subject to U.S. federal income tax in the same manner as U.S. Holders and, if paid to corporate holders, may also be subject to a branch profits tax at a rate of 30% (or lower, depending on any applicable treaty provisions). If payments are subject to U.S. federal income tax in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. federal withholding tax so long as the Non-U.S. Holder provides the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form).

Non-U.S. Holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from U.S. federal withholding tax on payments of interest. Non-U.S. Holders will be required to comply with certification requirements in order to claim a treaty exemption or reduced rate, which may be satisfied by providing an IRS Form W-8BEN, W-8BEN-E or successor form to the applicable withholding agent.

Sale, Exchange, Retirement or Other Taxable Disposition of Notes

Subject to the discussion below concerning backup withholding, any gain realized by a Non-U.S. Holder on a sale, exchange, retirement or other taxable disposition of Notes generally will be exempt from U.S. federal income and withholding tax, unless:

•

that gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the United States; or

•	in the case of a non-resident alien individual, the holder is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are satisfied.

Any amount received by a Non-U.S. Holder on a sale or other disposition attributable to accrued but unpaid interest will be treated as such. See “—Non-U.S. Holders—Payments on the Notes” above. Any gain that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (or, if provided in an applicable income tax treaty, is attributable to a United States “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder) generally will be subject to U.S. federal income tax in the same manner as U.S. Holders. See the discussion under “—Non-U.S. Holders—Payments on the Notes” above.

Information Reporting and Backup Withholding

U.S. Holders. Information reporting may apply to payments of interest made by us on, or the proceeds of the sale or other taxable disposition of, the Notes with respect to certain non-corporate U.S. Holders, and backup withholding may apply unless the recipient of such payment provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely provided to the IRS. Certain persons, including corporations, tax-exempt organizations and certain financial institutions, are exempt from backup withholding. U.S. Holders should consult their own independent tax advisors as to their qualification for exemption from backup withholding and the procedure to obtain such exemption.

Non-U.S. Holders. Generally, if you are a Non-U.S. Holder, the applicable withholding agent must report annually to you and to the IRS the amount of any payments of interest to you, your name and address and the amount of tax withheld, if any. Copies of the information returns reporting those interest payments and amounts withheld may be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or exchange of information agreement.

Backup withholding will not apply to payments of interest on the Notes to a Non-U.S. Holder that certifies as to its Non-U.S. Holder status under penalties of perjury or otherwise qualifies for an exemption (provided that the applicable withholding agent does not know or have reason to know that such holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

The payment of the proceeds of the disposition of Notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the Non-U.S. Holder provides the certification described above or otherwise qualifies for an exemption. The proceeds of a disposition effected outside the United States by a Non-U.S. Holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder’s non-U.S. status and has no actual knowledge or reason to know to the contrary or unless the holder otherwise qualifies for an exemption. Any amount withheld under the backup withholding rules will be refunded or will be allowable as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information or appropriate claim for refund is timely provided to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the provisions of the law generally known as the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest on, the Notes paid to a “foreign financial institution” or a “nonfinancial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner (generally by providing an IRS Form W-8BEN-E) or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified U.S. persons” or “U.S.-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which the Notes are held will affect the determination of whether such withholding is required.

Under the applicable Treasury regulations, withholding under FATCA will generally apply to payments of interest on the Notes made from their date of issuance. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of the Notes, proposed Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. If payment of this withholding tax is made, holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such interest will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay additional amounts to holders of the Notes in respect of any amounts withheld.

Prospective holders should consult their own independent tax advisors regarding the potential application of withholding under FATCA to their investment in the Notes.

UNDERWRITING (CONFLICTS OF INTEREST)

BofA Securities, Inc., BMO Capital Markets Corp., HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, severally and not jointly, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name below:

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$
BMO Capital Markets Corp.
HSBC Securities (USA) Inc.
Wells Fargo Securities, LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed     % of the principal amount of the Notes. The underwriters may allow, and dealers may reallow a concession not to exceed,    % of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Us
Per Note		%

We expect that delivery of the Notes will be made to investors on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the                business day following the date of this prospectus supplement (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes prior to the second business day preceding the date of delivery of the Notes referenced above will be required, by virtue of the fact that the Notes initially will settle in T+    to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade their Notes prior to the second business day preceding the date of delivery of the Notes referenced above should consult their advisors.

The Notes are a new issuance of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the

Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses (not including the underwriting discounts) for this offering will be approximately $                .

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial building and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

We intend to use the net proceeds of this offering and available cash to repay at maturity all or a portion of the August 2022 Notes and/or October 2022 Notes. Certain of the underwriters or their respective affiliates may be holders of August 2022 Notes and/or October 2022 Notes. In the event that any of the underwriters, together with their respective affiliates, receives at least 5% of the net proceeds of this offering, not including underwriting compensation, such underwriters will be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. However, in accordance with FINRA Rule 5121, no “qualified independent underwriter” is required because the Notes are investment grade-rated by one or more nationally recognized statistical rating agencies.

Selling Restrictions

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes,

(a)	a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restriction set out below.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a “retail investor” means a person who is one (or more) of:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or

(ii)

a customer within the meaning of the provisions of the United Kingdom Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”).

Consequently no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of Notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

The underwriters will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of such Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the Notes in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering of the Notes. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(2) of the SFA, or any person pursuant to

Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Proskauer Rose LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

The financial statements of Church & Dwight Co., Inc. (the “Company”) as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this prospectus supplement, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC. This enables us to disclose important information to you by referring you to these documents. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules). The SEC file number for these documents is 1-10585.

•

Annual Report on Form 10-K for the fiscal year ended December  31, 2021 (including the portions of the Definitive Proxy Statement on Schedule 14A filed on March 18, 2022 that are incorporated by reference into such Annual Report);

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022;

•	the Current Report on Form 8-K filed on April 29, 2022.

We also incorporate by reference into this prospectus supplement and the accompanying prospectus all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the termination of any applicable offering of securities under this prospectus supplement. To the extent that any information contained in any current report on Form 8-K, or any exhibit to the report, was furnished to, rather than filed with the SEC, the information or exhibit is specifically not incorporated by reference in this prospectus supplement or the accompanying prospectus. Any statement made in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement made in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

To obtain a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, you may write or telephone us at the following address and telephone number:

Church & Dwight Co., Inc. Princeton South Corporate Center 500 Charles Ewing Boulevard

Ewing, NJ 08628

Attention: General Counsel (609) 806-1200

Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference into such document.

Church & Dwight Co., Inc.

Debt Securities

Preferred Stock

Common Stock

Church & Dwight Co., Inc. from time to time may offer and sell senior or subordinated debt securities, preferred stock and common stock in one or more classes or series. We may offer and sell these securities in amounts, at prices and on terms that we may determine at the time of the offering.

Each time securities are offered under this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the terms of the offering and the offered securities. A prospectus supplement also may modify or supersede information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement describing the method and terms of the applicable offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. The net proceeds to us from the sale of securities also will be set forth in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “CHD.”

Investing in these securities involves certain risks. See “Risk Factors” on page 3 of this Prospectus.

You should read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, carefully before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2021

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference as described under “Where You Can Find More Information,” and any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is truthful or complete at any date other than the date appearing on the cover page of those documents. We are not making an offer of these securities in any jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS

All references in this prospectus to “Church & Dwight,” “we,” “our,” and “us” refer to Church & Dwight Co., Inc. and its consolidated subsidiaries unless the context otherwise requires.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also modify or supersede the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the additional information referred to below under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at www.sec.gov.

We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on the “Investors–Financial Information–SEC Filings” page of our website at www.churchdwight.com, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. The contents of our website is not incorporated by reference in this prospectus or any report or document we file with the SEC, and any references to the websites are intended to be inactive textual references only.

We have filed with the SEC a registration statement and related exhibits under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus is a part of that registration statement, which includes additional information about us and the securities we may issue. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This enables us to disclose important information to you by referring you to these documents. The information incorporated by reference is deemed to be part of this prospectus, and the information we file with the SEC after the date of this prospectus will automatically update, modify and, where applicable, supersede any information included in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules). The SEC file number for these documents is 1-10585.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•

The portions of our Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting of Stockholders incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and

•

The description of our common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section  12(b) of the Exchange Act, as updated by Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and as subsequently amended or updated.

We also incorporate by reference into this prospectus all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of any applicable offering of securities under this prospectus. To the extent that any information contained in any current report on Form 8-K, or any exhibit to the report, was furnished to, rather than filed with the SEC, the information or exhibit is specifically not incorporated by reference in this prospectus. Any statement made in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement made in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

To obtain a copy of any or all of the documents incorporated by reference in this prospectus, you may write or telephone us at the following address and telephone number:

Church & Dwight Co., Inc. Princeton South Corporate Center 500 Charles Ewing Boulevard

Ewing, NJ 08628

Attention: General Counsel (609) 806-1200

RISK FACTORS

Investing in the securities described herein involves risk. You should carefully consider the specific risks set forth under the caption “Risk Factors” in our periodic reports referred to in “Documents Incorporated by Reference” above or incorporated by reference into any prospectus supplement, and, if included in a prospectus supplement, under the caption “Risk Factors” in the prospectus supplement.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This prospectus and documents incorporated by reference in this prospectus contain forward-looking statements including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s response; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; the impact of new accounting pronouncements; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the decline of condom usage; the Company’s hedge programs; the impact of foreign exchange, tariffs, and commodity price fluctuations; impairments and other charges; the Company’s investments in joint ventures; the impact of acquisitions and divestitures; capital expenditures; the Company’s effective tax rate; the impact of tax audits; tax changes and the lapse of applicable statutes of limitations; the effect of the credit environment on the Company’s liquidity and capital resources; the Company’s fixed rate debt; compliance with covenants under the Company’s debt instruments; the Company’s commercial paper program; the Company’s current and anticipated future borrowing capacity to meet capital expenditure program costs; and the Company’s share repurchase programs; payment of dividends; environmental and regulatory matters; the availability and adequacy of raw materials, including trona reserves and the conversion of such reserves; and the customers and consumer acceptance of certain ingredients in our products. Other forward-looking statements in this report are generally identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact of the CARES Act and other governmental actions; the impact of continued shifts in consumer behavior, including accelerating shifts to online shopping; unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on line share of private label and retailer-branded products or other changes in the retail environment; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; increased or changing regulation regarding the Company’s products in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

The risks and uncertainties referenced above are not intended to be exhaustive. Our Annual Report on Form 10-K, including the information in Item 1A, “Risk Factors,” and other documents filed with the SEC contain both expanded discussion of the risks and uncertainties described above and additional risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CHURCH & DWIGHT CO., INC.

Our company, founded in 1846, develops, manufactures and markets a broad range of consumer household and personal care products and specialty products focused on animal and food production, chemicals and cleaners. Our consumer products marketing efforts are focused principally on our 13 “power brands.” These well-recognized brand names include ARM & HAMMER® baking soda, cat litter, laundry detergent, carpet deodorizer and other baking soda based products; TROJAN® condoms, lubricants and vibrators; OXICLEAN® stain removers, cleaning solutions, laundry detergents and bleach alternatives; SPINBRUSH® battery-operated toothbrushes; FIRST RESPONSE® home pregnancy and ovulation test kits; NAIR® depilatories; ORAJEL® oral analgesic; XTRA® laundry detergent; L’IL CRITTERS® and VITAFUSION® gummy dietary supplements for children and adults, respectively; BATISTE® dry shampoo; WATERPIK® water flossers and showerheads, FLAWLESS® products and ZICAM® cold remedy products.

We sell our consumer products under a variety of brands through a broad distribution platform that includes supermarkets, mass merchandisers, wholesale clubs, drugstores, convenience stores, home stores, dollar and other discount stores, pet and other specialty stores and websites and other e-commerce channels, all of which sell our products to consumers. We sell our specialty products to industrial customers, livestock producers and through distributors.

Our principal executive offices are located at 500 Charles Ewing Boulevard Ewing, NJ, 08628, and our telephone number is (609) 806-1200.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, repurchases of common stock, capital expenditures and the repayment of indebtedness.

DESCRIPTION OF SECURITIES WE MAY OFFER

We may use this prospectus to offer from time to time:

•

Senior and subordinated debt securities. These debt securities may be convertible or exchangeable into our common stock, preferred stock or other securities. Our senior debt will rank equally with any of our other unsubordinated and unsecured indebtedness, and our subordinated debt will rank junior in right of payment and priority to any senior indebtedness.

•

Preferred stock, par value $1.00 per share. The preferred stock may be convertible or exchangeable into other series of preferred stock or our common stock. We can offer different series of preferred stock with different dividend, liquidation, redemption and voting rights.

•	Common stock, par value $1.00 per share.

A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities.

DESCRIPTION OF DEBT SECURITIES

In this section, references to “holders” mean those who own debt securities registered in their own names on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership of Debt Securities.”

General

The debt securities offered by this prospectus will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an “indenture” and collectively as the “indentures.” The trustee under each of the senior debt indenture and the subordinated debt indenture will be Wells Fargo Bank, National Association. We have filed forms of the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where You Can Find More Information,” and by contacting the trustee.

The following summary briefly describes the material provisions of the indentures and the debt securities, other than pricing and related terms, which will be disclosed for a particular issuance in the applicable prospectus supplement. The summary is not complete. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. The summary below and that contained in any prospectus supplement are qualified in their entirety by reference to the applicable indenture. You should also read the particular terms of a series of debt securities, which will be described in more detail in an applicable prospectus supplement. Throughout the summary we have included parenthetical references to the indenture sections, which, except for subordination provisions addressed only in the subordinated debt, are the same in each document, to help you locate the provisions being discussed.

The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right, from time to time, to issue debt securities of any series previously issued. (Section 3.01)

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title or designation;

•	whether the debt is senior or subordinated;

•	the aggregate principal amount offered and authorized denominations;

•	the initial public offering price;

•	the maturity date or dates;

•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities or original issue discount debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any;

•	if the debt securities are floating rate debt securities, the method of calculating the interest rate;

•	if the debt securities are original issue discount debt securities, their yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such debt securities will be convertible;

•	the terms and conditions on which the debt securities may be redeemed at our option;

•	any obligation we may have to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-indenture trustees, depositaries, auction agents, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior debt;

•	the place where we will pay principal and interest;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	any United States federal income tax consequences relating to the offered securities, if material;

•	the dates on which premiums, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing of the debt securities on a securities exchange; and

•	any other specific terms of the debt securities.

We will issue the debt securities only in registered form. (Section 3.02) As currently anticipated, debt securities of a series will trade in book-entry form, and global securities will be issued in physical (paper) form, as described below under “What Is a Global Security?”.

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt and unsubordinated debt.

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all our “senior indebtedness” (both secured and unsecured). (Section 15.01)

In general, the holders of all senior debt securities are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest or other monetary amounts on any senior indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities. (Section 15.04)

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. (Section 15.02)

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that are declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior indebtedness will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments. (Section 15.03)

“Senior indebtedness” means:

•

the principal, interest and any other amounts owing in respect of our indebtedness for borrowed money or indebtedness of others that we guarantee and indebtedness evidenced by bonds, notes, debentures or other similar instruments or letters of credit issued by us, including any senior debt securities issued under any senior debt security or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but “senior indebtedness” does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Merger and Sale of Assets

We may not, in a single transaction or a series of related transactions:

•	consolidate or merge with or into any other person or permit any other person to consolidate or merge with or into us; or

•	transfer, sell, lease or otherwise dispose of all or substantially all of our assets,

unless, in either such case:

•

in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, and expressly assumes, by supplemental indentures, all of our obligations under the indentures;

•	immediately after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel concerning certain matters are delivered to the trustee. (Section 8.01)

Other Covenants

In addition, any offered series of debt securities may have additional covenants which will be described in the prospectus supplement, limiting or restricting, among other things:

•	our ability to incur indebtedness;

•	our ability to pay dividends or to repurchase or redeem our share capital;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates; and

•	our ability to incur liens.

Modification of the Indentures

Under the indentures, we and the relevant trustee may amend the indentures, without the consent of any holder of the debt securities to:

•	evidence the succession of another obligor to the company and the assumption of the covenants in the indentures and in the debt securities by such successor;

•

add to our covenants for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or power conferred upon us;

•	add any additional events of default;

•	add or change any provision of the indentures to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal, with or without interest coupons;

•

add to, change or eliminate any of the provisions of the indentures in respect of one or more series of debt securities, provided that any such addition, change or elimination (i) will neither apply to any debt security created prior to the execution of the supplemental indenture nor adversely affect the rights of the holders thereof in any material respect or (ii) will become effective only when no such debt securities are outstanding;

•	secure the debt securities;

•	provide for the issuance of additional securities of any series;

•	establish the form or terms of debt securities of any series as permitted in the indentures;

•	establish provisions with respect to conversion rights, if any;

•

reflect our consolidation or merger with or into any other person or permit the consolidation or merger of any other person with or into us, or the transfer, sale, lease or other disposition of all or substantially all of our assets, in conformity with the limitations set forth in the indentures;

•	permit the issuance of uncertificated debt securities in addition to, or in place of, certificated debt securities;

•	appoint a successor trustee under either indenture;

•	cure ambiguities, defects or inconsistencies, provided that the amendment may not adversely affect the interests of holders of debt securities in any material respect;

•	conform any provisions of the indentures to the “Description of Debt Securities” contained in this prospectus or any similar provision in an applicable prospectus supplement; or

•	maintain the qualification of the indentures under the Trust Indenture Act. (Section 9.01).

We and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series or such other percentage as may be specified in the applicable prospectus supplement, modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

•	change the fixed maturity of any such debt securities or the date on which any payment of interest on the debt securities is due and payable;

•	reduce the principal amount or interest rate on any debt security;

•	reduce the premium payable upon any redemption of the debt securities;

•	reduce the amount of principal payable on the acceleration of any securities issued originally at a discount;

•	change the place of payment of, or type of currency for payment of, debt securities;

•

impair the right to sue for the enforcement of any payment of principal, any installment of interest or premium on or after the maturity (including in connection with a redemption, on or after the redemption date) of the debt securities;

•

adversely affect the right, if any, to convert such debt securities, or modify the provisions of the indentures with respect to the ranking of the debt securities in a manner adverse to the holder thereof;

•	reduce the percentage of debt securities of a series whose holders need to consent to a modification or a waiver;

•

modify any of the provisions in the applicable indentures related to modifications that require the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series or provisions in the applicable indentures related to the waiver of past defaults by the holders of debt securities, except to increase any such percentage or provide that certain other provisions may not be modified without the consent of each holder of the debt securities;

•	adversely affect any right of repayment or repurchase at the option of the holder of debt securities; or

•	reduce or postpone any sinking fund. (Section 9.02)

Defaults

Each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay interest on any debt security of such series for 30 days after such payment is due;

•	our failure to pay principal on any debt security of such series when due;

•	our failure to make any deposit of any sinking fund payment when due on debt securities of such series;

•

our failure to perform for 90 days after written notice given by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities any other covenant in the relevant indenture other than a covenant (i) included in the relevant indenture solely for the benefit of a series of debt securities other than such series or (ii) expressly excluded from events giving rise to a default, including the obligation to file SEC filings with the trustee;

•	our failure to pay beyond any applicable grace period, or the acceleration (which is not rescinded or cured within 30 days of notice of acceleration) of, indebtedness in excess of $100,000,000; or

•	certain events of bankruptcy or insolvency, whether voluntary or not, with respect to us or any material subsidiary. (Section 5.01)

In addition, the applicable prospectus supplement will describe any other event of default set forth in the applicable prospectus supplement.

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of at least 25% in the principal amount of outstanding debt securities of such series may declare the principal amount, together with all accrued and unpaid interest, if any, of each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us or any material subsidiary, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the trustee. (Section 5.02)

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive certain past defaults regarding such series. (Sections 5.12 and 5.13) The trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the trustee security or indemnity satisfactory to the trustee. (Section 6.02)

If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own compensation and expenses (including attorney’s fees and expenses) incurred prior to paying the holders of debt securities of such series. (Section 5.06)

Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee in writing to take action. Holders must also offer indemnity satisfactory to the trustee against liabilities incurred by the trustee for taking such action, and the trustee must have failed to institute any proceeding within 60 days after receiving such written notice and offer of indemnity. These limitations do not apply if the holders of a majority of debt securities of the applicable series give an inconsistent direction. (Section 5.07) In addition, these limitations also do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium, if any, and the right to convert such debt security, if applicable. (Section 5.08)

Each trustee will, if a default occurs and is continuing and is actually known to a responsible officer of the trustee, within the earlier of 90 days after such default occurs or 30 days after it is known to a responsible officer of the trustee, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 6.05)

We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture. (Section 10.05)

Defeasance

After we have irrevocably deposited with the trustee cash or U.S. government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions described below, we may elect to have our obligations under the applicable indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance and discharge”). Legal defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

•

the rights of holders of the debt securities to receive principal, interest and any premium when due from amounts deposited with the trustee, which will be held in trust funds for the purpose of such payments;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency where securities may be presented for payment, transfer, exchange or, if applicable, conversion for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture (“covenant defeasance”). The released obligations include:

•	our obligations regarding delivery of reports to the trustee and holders of debt securities;

•	our obligations relating to a merger, consolidation or sale of all or substantially all of our assets; and

•	our obligation to present and keep in full force and effect our corporate existence.

Any omission to comply with these obligations so released will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events relating to these obligations, as well as the failure to deposit a sinking fund payment when due and the failure to pay or acceleration of indebtedness in excess of $100,000,000, as described above under “Events of Default,” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series, we must irrevocably have deposited or caused to be deposited with the trustee as trust funds cash or specified United States government obligations in an amount, in each case, sufficient without reinvestment, in the written opinion of an nationally recognized firm of independent certified public accountants, to pay and discharge all of the principal, interest and any premium at due date or maturity. In addition:

•

in the case of legal defeasance, we must have delivered to the trustee an opinion of counsel confirming that (i) we have received from, or there has been published by, the Internal Revenue Service, a ruling or (ii) since the date of the indenture, there has been a change in the applicable Federal income tax law, in either case, to the effect that the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance and discharge, we must have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no default with respect to the outstanding debt securities of that series may have occurred and be continuing at the time of such deposit after giving effect to the deposit;

•

the legal defeasance and discharge or covenant defeasance must not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party;

•

we must deliver to the trustee an officer’s certificate stating that we did not make the deposit with the intent of preferring the noteholders over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors or others; and

•

we must deliver to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance and discharge or covenant defeasance have been complied with. (Article XIII)

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law. (Section 1.13)

Concerning our Relationship with the Trustee

An affiliate of the trustee is a participating lender in connection with our principal credit facility, and the trustee and its affiliates perform a range of financial services for us in the normal course of their business, for which they receive customary fees.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global securities will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of the trustee in New York, New York. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office or agency of the trustee in New York, New York, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the applicable prospectus supplement.

Calculation Agents

Calculations relating to floating rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. We may appoint one of our affiliates as calculation agent. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the applicable prospectus supplement.

Transfer and Exchange

The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office or agency of the trustee in New York, New York. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities. (Section 3.05)

Legal Ownership of Debt Securities

Unless the prospectus supplement specifies otherwise, we will issue debt securities initially in the form of a global security. However, we may elect to issue debt securities in fully registered or bearer form or both. We refer to those who have debt securities registered in their own names on the books that we or our agent maintain for this purpose as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as “indirect holders” of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

If we issue debt securities in global—i.e., book-entry—form, the debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

For registered debt securities, only the person in whose name a debt security is registered is recognized under the indentures as the holder of that debt security. (Section 3.08) Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its nominees. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors in a book-entry security will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

In the future, we may terminate a global security under the circumstances specified below under “What Is a Global Security?—Special Situations When a Global Security Will Be Terminated” or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture—we would seek approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer below to “you,” we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

A global security is a security that represents one or more debt securities and is held by a depositary. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominees. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Legal Ownership of Debt Securities” above;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above under “Legal Ownership of Debt Securities.”

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults above under “Default and Related Matters.”

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary—and not we or the trustee—is responsible for deciding the names of the institutions that will be the initial direct holders.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock will apply generally to any future common stock or preferred stock that we may offer, but is not complete. We will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For more information regarding the common stock and preferred stock that may be offered by this prospectus, please refer to our amended and restated certificate of incorporation, as amended (our “Certificate of Incorporation”), and our amended and restated by-laws (our “By-laws”), which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The summary below and that contained in any prospectus supplement are not complete and are qualified in their entirety by reference to our Certificate of Incorporation, and our By-laws. The terms of these securities also may be affected by the General Corporation Law of the State of Delaware.

Description of Common Stock

Our authorized common stock consists of 600 million shares of common stock, $1.00 par value. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

Holders of common stock will have no liability for further calls or assessments and will not be personally liable for the payment of our debts except as they may be liable by reason of their own conduct or acts.

Description of Preferred Stock

Our authorized preferred stock consists of 2,500,000 shares of preferred stock, $1.00 par value. No shares of preferred stock are outstanding as of the date of this prospectus.

We may issue preferred stock from time to time in one or more series, without stockholder approval, when authorized by the board of directors. Subject to limitations prescribed by law, the board of directors is authorized, by a two-thirds vote of the entire board of directors, to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series.

For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:

•	The designation and number of shares of such series;

•

The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	Any provisions relating to convertibility or exchangeability of the shares of such series;

•	The rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	The voting powers, if any, of the holders of shares of such series;

•	Any provisions relating to the redemption of the shares of such series;

•	Any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	Any conditions or restrictions on our ability to issue additional shares of such series or other securities; and

•	Any other specific terms, preferences, limitations or restrictions.

Charter Provisions

Our Certificate of Incorporation includes provisions that were designed to help assure that all of our stockholders will be treated similarly if certain kinds of business combinations are effected. However, these provisions may make it more difficult to accomplish certain transactions that are opposed by the incumbent board of directors and that could be beneficial to stockholders. Delaware law and these provisions of our Certificate of Incorporation may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the trading price of our common stock.

Our Certificate of Incorporation also authorizes our board of directors to issue preferred stock that may have voting rights and, if convertible into common stock, could increase the number of shares of common stock outstanding.

Additionally, our Certificate of Incorporation provides that:

•	no action may be taken by our stockholders otherwise than at an annual or special meeting of stockholders and, therefore, stockholder action may not be effected by a consent in writing;

•

the authorized number of directors may be changed only by a resolution adopted by a majority of the entire board of directors, which is based on the total number of director positions, including vacant positions, and the board of directors, by the affirmative vote of two-thirds of the directors then in office, may appoint new directors to fill any newly created directorships.

In addition, our Certificate of Incorporation generally provides that stockholders must give us advance notice, at least 120 days prior to the anniversary of the mailing of the previous year’s proxy materials, of a proposed nominee for director or of any business to be brought by a stockholder before an annual stockholders’ meeting. The notice must contain specified information.

Currently, our Certificate of incorporation also provides that the following transactions require the affirmative vote of holders of at least two-thirds of the shares of our stock entitled to vote generally on the election of directors, unless the transaction has first been approved by at least two-thirds of the directors then in office (in which case approval by holders of a majority of the votes cast by holders entitled to vote on the matter is required):

•

our merger or consolidation with any other corporation, other than a merger or consolidation with a wholly owned direct or indirect subsidiary in which we are the surviving corporation and all of our stockholders retain the same proportional voting and equity interest which they had in us prior to the consummation of the transaction; or

•

any sale, lease, exchange or other disposition other than in the ordinary course of business to another entity or person of our assets in excess of 25% of the value of our gross assets on a consolidated basis at the time of the transaction.

This provision may be amended only by the affirmative vote of holders of two-thirds of our stock entitled to vote generally in the election of directors.

Section 203 of the Delaware General Corporation Law

We are a Delaware corporation. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales and other dispositions of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation, and other specified transactions resulting in financial benefits to the interested stockholder. Under Section 203, an interested stockholder generally is defined as a person who, together with affiliates and associates, owns (or within the three prior years did own) 15% or more of the corporation’s outstanding voting stock.

This prohibition is effective unless:

•

the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder was approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans; or

•

at or after the time the stockholder becomes an interested stockholder, the business combination was approved by a majority of the board of directors and, at an annual or special meeting, by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, the prohibition does not apply to business combinations with persons who acquired shares in excess of the 15% limitation prior to December 23, 1987 and continued to own shares in excess of the 15% limitation.

Proxy Access Nominations

Under our By-laws, a stockholder (or a group of up to 20 stockholders) who has held at least 3% of our common stock for three years or more may nominate a director and have that nominee included in our proxy materials, provided that the stockholder and nominee satisfy the requirements specified in our By-laws. Any stockholder who intends to use these procedures to nominate a candidate for election to the board of directors for inclusion in our proxy statement must satisfy the requirements specified in our By-laws.

Forum Selection Clause

Under our By-laws, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for making certain types of claims shall be the Delaware Court of Chancery (except that, in the event the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware). This provision applies to (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or employee or stockholder of the Company, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or By-laws, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware.

Limitation on Liability and Indemnification Matters

Our Certificate of Incorporation provides that none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments of dividends or stock repurchases) or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Certificate of Incorporation provides for indemnification, to the fullest extent permitted by the Delaware General Corporation Law, of every person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of ours or is or was serving at our request in one of the same capacities for another enterprise, against all expense, liability and loss reasonably incurred or suffered by such person in connection with the action, suit or proceeding. A provision having the same general effect also is included in our By-laws.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “CHD.”

PLAN OF DISTRIBUTION

We may offer and sell the securities from time to time as follows:

•	through agents;

•	“at the market” sales to or through market makers or into an existing market for the securities;

•	to or through brokers or dealers;

•	to underwriters;

•	directly to other purchasers;

•	through a combination of any of these methods of sale; or

•	through other means permitted pursuant to applicable law.

The distribution of the securities may be made from time to time in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

•	at prices determined by an auction process; or

•	at negotiated prices.

Through Agents

We and the agents designated by us may solicit offers to purchase securities. Agents that participate in the distribution of securities may be deemed underwriters under the Securities Act. Any agent will be acting on a “best efforts” basis for the period of its appointment, unless we indicate differently in the prospectus supplement.

To Dealers

The securities may be sold to a dealer as principal. The dealer may then resell the securities to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act.

To Underwriters

We may sell securities to one or more underwriters under an underwriting agreement that we enter into with them at the time of sale. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle such sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of a derivative transaction to close out any related open borrowings of stock. We otherwise may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities, in either case using this prospectus and the applicable prospectus supplement.

Direct Sales

We may sell securities directly to you, without the involvement of underwriters or agents.

General Information

Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, brokers, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Proskauer Rose LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Church & Dwight Co., Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

CHURCH & DWIGHT CO., INC.

% Senior Notes due

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

BMO Capital Markets

HSBC

Wells Fargo Securities